Exhibit 10.4

JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022	JEFFERIES LLC 520 Madison Avenue New York, New York 10022

CONFIDENTIAL

December 22, 2024

COMMITMENT LETTER

Xerox Corporation

201 Merritt 7

Norwalk, CT 06851

Attention: Stuart Kirk

Re:	Xerox – Debt Financing

Ladies and Gentlemen:

Reference is hereby made to that certain First Lien Term Loan Credit Agreement, dated as of November 17, 2023 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), by and among Xerox Holdings Corporation (“Holdings”), Xerox Corporation (the “Borrower” or “you”), each other party identified as a “Guarantor” on the signature pages thereto and JEFFERIES FINANCE LLC, as administrative agent for the lenders under the Existing Credit Agreement (in such capacity, the “Existing Administrative Agent”) and as collateral agent for the Secured Parties (as defined in the Existing Credit Agreement) under the Existing Credit Agreement (in such capacity, the “Existing Collateral Agent”).

You have advised Jefferies Finance LLC (“Jefferies Finance”) and Jefferies LLC (“Jefferies” and together with Jefferies Finance, “we”, “us” or the “Commitment Parties” and each, a “Commitment Party”) that the Borrower intends to acquire, directly or indirectly (the “Acquisition”), all of the issued and outstanding equity interests of the entity previously disclosed as “Belmont” (the “Target” and, together with its subsidiaries, the “Acquired Business”), from the existing shareholders of the Target (collectively, the “Sellers”). We understand that, in connection with the foregoing, you intend to consummate the Acquisition and the other Transactions described and defined in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in the Transaction Description, the Term Sheet attached hereto as Exhibit B (the “Term Sheet”) and the Closing Conditions attached hereto as Exhibit C (the “Conditions Annex”); this commitment letter, the Transaction Description, the Term Sheet and the Conditions Annex, collectively, the “Commitment Letter”. As used in this Commitment Letter, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

You have advised us that you intend to finance the Acquisition, the 2025 Notes Refinancing and pay the Transaction Costs (as defined in the Transaction Description) from a combination of the following: (i) existing liquidity sources, (ii) the issuance or incurrence by the Borrower or one of its subsidiaries of senior secured debt securities (“Senior Refinancing Debt Securities”) or credit facilities (“Senior

Refinancing Credit Facilities” and together with Senior Refinancing Debt Securities or any Demand Debt (as defined in the Fee Letter), the “Senior Refinancing Debt”) in an aggregate principal amount of up to $550,000,000 (or alternatively, if and only to the extent the Borrower does not issue the Senior Refinancing Debt in such amount, borrow an aggregate principal amount up to the difference between $550,000,000 and the amount of Senior Refinancing Debt actually issued or borrowed in the form of senior secured incremental term loans pursuant to Section 2.22 of the Existing Credit Agreement (the “Refinancing Facility”, and such commitment, the “Refinancing Facility Commitment” and loans thereunder, the “Refinancing Loans”) described in the Term Sheet), (iii) the issuance by Holdings of private unsecured notes (or other debt financing arranged by us in full or partial replacement thereof) in an aggregate principal amount of up to $250,000,000 (the “Private Capital Facility”), (iv) the issuance by Holdings of unsecured debt, including convertible notes and/or other equity-linked debt securities (the “Senior Unsecured Notes” and together with the Refinancing Facility, the “Debt Financings”) in an aggregate principal amount up to $250,000,000 and (v) the incurrence by the Borrower of an aggregate principal amount up to $356,715,263.53 (or such other amount as contemplated herein) in the form of senior secured incremental term loans pursuant to Section 2.22 of the Existing Credit Agreement (the “Incremental Rollover Facility” and together with the Senior Refinancing Debt (to the extent issued or borrowed, as applicable), the Refinancing Facility (to the extent borrowed), the Private Capital Facility and the Senior Unsecured Notes, the “Transaction Facilities”).

1. The Commitments.

In connection with the Transactions,

(i) Jefferies Finance (the “Initial Refinancing Lender”) is pleased to advise you of its commitment, directly or through one or more of its affiliates, to provide 100% of the principal amount of the Refinancing Facility on the terms set forth in Exhibit B in an aggregate principal amount of $550,000,000 (as may be reduced dollar for dollar by to the amount of Senior Refinancing Debt issued or incurred on the applicable Closing Date (as defined below)); and

(ii) Jefferies is please to advise you of its commitment, directly or through one or more affiliates, to purchase 100% of the Senior Unsecured Notes on the terms separately agreed in the Fee Letter (as defined below) in an aggregate principal amount of $250,000,000.

The respective commitments of the Commitment Parties described in this Section 1 are collectively referred to herein as the “Commitments.” Our respective Commitments are, in each case, on the terms set forth in this Commitment Letter and in Exhibit A to the Fee Letter (the “Senior Unsecured Notes Term Sheet”) and are subject solely to the conditions set forth in (i) Section 3 of this Commitment Letter, (ii) Exhibit B to this Commitment Letter under the heading “Conditions Precedent” and (iii) Exhibit C to this Commitment Letter. This Commitment Letter, the fee letter dated the date hereof (as amended, supplemented or modified from time to time, the “Fee Letter”) and the engagement letter dated the date hereof (as amended, supplemented or modified from time to time, the “Engagement Letter” and together with the Commitment Letter and Fee Letter, the “Debt Financing Letters”) include certain of the material provisions of the Debt Financings. Additional terms, covenants, representations, warranties, default clauses and other provisions (but not, for the avoidance of doubt, conditions to borrowing) will be contained in the definitive documents relating to the Debt Financings (collectively, the “Definitive Debt Documents”). Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters. Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein, including an agreement to negotiate in good faith the Definitive Debt Documents in a manner consistent with this Commitment Letter, it being acknowledged and agreed that, notwithstanding any other provisions hereof or in the Definitive Debt Documents, the Commitments provided hereunder are subject solely to the conditions precedent set forth in Section 3, Exhibit B hereto under the heading “Conditions Precedent” and Exhibit C hereto.

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2. Titles and Roles. As consideration for the Commitments of the Commitment Parties you agree that you hereby retain and will cause your affiliates to retain us to act as the lead arrangers and bookrunners (in such capacity, the “Lead Arrangers”). It is agreed that no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Debt Financings unless mutually agreed. It is further agreed that in any Materials (as defined below) and all other offering or marketing materials in respect of the Debt Financings, Jefferies Finance and Jefferies shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibilities customarily associated with such “top left” placement.

3. Conditions Precedent.

(a) The availability of the Refinancing Loans under the Refinancing Facility (to the extent not previously funded on the Refinancing Closing Date) and the Senior Unsecured Notes on the Acquisition Closing Date is solely conditioned upon satisfaction or waiver by us of the following conditions: (i) from the date of the Acquisition Agreement, there shall not have occurred any “Material Adverse Effect” (as defined in the Acquisition Agreement (as in effect on the date hereof)) that is continuing as of the Acquisition Closing Date; (ii) the Specified Acquisition Agreement Representations (as defined below) and the Specified Representations (as defined in the Existing Credit Agreement but to include the representation set forth in Section 3.02(2)(a)(iii) of the Existing Credit Agreement with respect to material indebtedness)) shall be true and correct in all material respects on the Acquisition Closing Date; provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects on the Acquisition Closing Date (after giving effect to any such qualification therein); (iii) the conditions expressly set forth in Exhibit B to this Commitment Letter under the heading “Conditions Precedent” and (iv) the conditions set forth under the heading “Conditions to Funding the Senior Unsecured Notes on the Acquisition Closing Date” in Exhibit C to this Commitment Letter. Notwithstanding anything in this Commitment Letter to the contrary, upon satisfaction or waiver by us of such conditions, the funding of the Refinancing Facility (to the extent not previously funded on the Refinancing Closing Date) and Senior Unsecured Notes shall occur.

(b) The availability of the Refinancing Loans under the Refinancing Facility on the Refinancing Closing Date is solely conditioned upon satisfaction or waiver by us of the following conditions: (i) the representations and warranties in the Definitive Debt Documents shall be true and correct in all material respects on the Refinancing Closing Date; provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects on the Refinancing Closing Date (after giving effect to any such qualification therein), (ii) no event of default under the Definitive Debt Documents occurring or resulting from the 2025 Notes Refinancing on the Refinancing Closing Date, (iii) the conditions expressly set forth in Exhibits B to this Commitment Letter under the heading “Conditions Precedent” and (iv) the conditions set forth under the heading “Conditions to Funding the Refinancing Facility on the Refinancing Closing Date” in Exhibit C to this Commitment Letter. Notwithstanding anything in this Commitment Letter to the contrary, upon satisfaction or waiver by us of such conditions, the funding of the Refinancing Facility shall occur.

Notwithstanding anything in the Debt Financing Letters, the Definitive Debt Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making and accuracy of which shall be a condition to the availability of the Refinancing Loans (to the extent not previously funded on the Refinancing Closing Date) and the Senior Unsecured Notes on the Acquisition Closing Date shall be (A) such of the representations

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and warranties made by (or with respect to) the Acquired Business in the Acquisition Agreement as are material to the interests of the Commitment Parties, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties, in each case, without liability to you or your affiliates (as determined without giving effect to any waiver, amendment or other modification thereto that is materially adverse to the interests of the Commitment Parties, collectively, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations, (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Refinancing Facility or Senior Unsecured Notes on the applicable Closing Date if the conditions expressly set forth in this Commitment Letter are satisfied or waived by the Commitment Parties, it being understood that (A) on the applicable Closing Date, the loans funded under the Refinancing Facility shall constitute Loans (as defined in the Existing Credit Agreement) (or a Class (as defined in the Existing Credit Agreement) of Loans) and thereby shall benefit from the same guarantees and security as the existing Loans immediately prior to the applicable Closing Date and (B) on either Closing Date, to the extent any lien search or, if applicable, insurance certificate, endorsement or, solely with respect to the Acquired Business on the Acquisition Closing Date, any security interest in any Collateral (as defined in the Existing Credit Agreement) and/or the provision of any guarantees is not able to be provided and/or perfected (as applicable) on the Acquisition Closing Date, after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or delivery of any such lien search or, if applicable, insurance certificate, endorsement and/or, solely with respect to the Acquired Business on the Acquisition Closing Date, such guarantees and security interests required to be provided, pledged and/or perfected pursuant to the Definitive Debt Documents shall not be required to be provided on the applicable Closing Date and instead shall be provided no later than ninety (90) business days (or such longer period as the Agent may agree in its reasonable discretion) following the applicable Closing Date. This paragraph shall be referred to herein as the “Certain Funds Provision.”

4. Syndication.

(a) We reserve the right, at any time prior to or after execution of the Definitive Debt Documents and prior to the Syndication Date (as defined below), to syndicate all or part of our Commitments with respect to the Refinancing Facility to a syndicate of banks, financial institutions and other entities (which may include the Lead Arrangers) identified by us in consultation with you (collectively, the “Lenders”); provided that we will not syndicate to any Disqualified Institution (as defined in the Existing Credit Agreement); provided, further, that no such syndication or any assignment (x) shall relieve us of our obligations hereunder (including our obligation to fund the Refinancing Facility available on the applicable Closing Date on the terms and conditions hereof) upon satisfaction or waiver by us of all conditions to the initial extensions of credit on the applicable Closing Date and (y) shall become effective as between you and us with respect to all or any portion of our respective Commitments in respect of the Refinancing Facility until the funding of the Refinancing Facility on the applicable Closing Date; provided, finally, that, unless you agree in writing (in your sole discretion), we shall retain exclusive control over (and shall not directly or indirectly agree to accept direction from, or accept direction from, any third party with respect to) the rights and obligations with respect to our respective Commitments in respect of the Refinancing Facility, including all rights with respect to consents, modifications, supplements and amendments, until the Latest Closing Date has occurred. We will exclusively manage all aspects of any syndication in consultation with you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees to such Lenders; provided that such prospective Lenders shall not include any Disqualified Institution. To assist us in our syndication efforts, you agree to prepare and provide (and to use your commercially reasonable efforts, to the extent practicable and not in contravention of the

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Acquisition Agreement, to cause the Acquired Business to prepare and provide) promptly to us all customary information with respect to the Borrower, the Target, the Transactions and the other transactions contemplated hereby, including such Projections (as defined below) as we may reasonably request in connection with the syndication of the Commitments; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information.

(b) We may commence our syndication efforts after the date hereof, and you agree to assist us actively (and, in all events, use your commercially reasonable efforts) to complete a timely syndication (that is reasonably satisfactory to us) until the date that is the earlier of (i) sixty (60) days after the Latest Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date referred to in clause (i) and (ii), the “Syndication Date”). Such assistance shall include:

(i) using commercially reasonable efforts to ensure that our syndication efforts benefit materially from your and, to the extent practicable and not in contravention of the Acquisition Agreement, the Acquired Business’ existing lending and investment banking relationships;

(ii) providing direct contact between your senior management, representatives and advisors, on the one hand, and the senior management, representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition, to the extent practicable and not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to cause, and (y) thereafter, causing, the Acquired Business to provide direct contact between senior management, representatives and advisors of the Acquired Business on the one hand, and the senior management representatives and advisors of the proposed Lenders, on the other hand) at reasonable times to be mutually agreed to by the Acquired Business and taking into account remote working arrangements;

(iii) your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, to the extent not in contravention of the Acquisition Agreement, and (y) thereafter, causing, the Acquired Business to assist) in the preparation of a customary confidential information memorandum (a “Confidential Information Memorandum”) and other customary and reasonably necessary marketing materials to be used in connection with the syndication of our respective Commitments (together with all Confidential Information Memoranda, the “Materials”);

(iv) using commercially reasonable efforts to provide to us copies of any due diligence reports or memoranda prepared at your direction or at the direction of any of your affiliates by legal, accounting, tax or other third party advisors in connection with the Acquisition, subject to the delivery by us to you of customary non-disclosure and non-reliance agreements as shall be reasonably requested by you or the persons who prepared such report;

(v) your using commercially reasonable efforts to obtain, prior to the Initial Demand Date (as defined in the Fee Letter), (A) a public corporate rating and a public corporate family rating for the Borrower from each of S&P Global Ratings, a division of S&P Global (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and (ii) public facility ratings from each of S&P and Moody’s for the Refinancing Facility; and

(vi) the hosting, with us (and to the extent we request that senior management or representatives of the Acquired Business attend, using your commercially reasonable efforts to cause them to attend (to the extent practicable and not in contravention of the Acquisition Agreement)), of at least one customary “bank meeting” (which may be virtual) and any number of additional meetings as we may deem reasonably necessary with prospective Lenders during normal business hours at such times and in such places as mutually agreed.

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For the avoidance of doubt, (i) you, the Acquired Business and our and their affiliates will not be required to provide any information to the extent, and solely to the extent, the provision thereof would violate any attorney-client privilege, law, rule, regulation or any pre-existing obligation of confidentiality not created in contemplation hereof or any similar transactions binding on you, the Acquired Business or your or its respective affiliates; provided that, in the event you do not provide information in reliance on this sentence, you shall provide notice to us that such information is being withheld and you shall use your commercially reasonable efforts to describe the applicable information in a manner that does not violate such law, rule, regulation or confidentiality obligation or without waiving such attorney-client privilege and solely to the extent required in connection with the foregoing and (ii) the only Projections, financial statements and other financial information that shall be required to be provided shall be the Projections, financial statements and other financial information already provided as of date hereof, or required to be delivered pursuant to paragraphs 7 and 8 under the heading “Conditions to Funding the Unsecured Notes on the Acquisition Closing Date” and paragraphs 6 and 7 under the heading “Conditions to Funding the Refinancing Facility on the Refinancing Closing Date” of Exhibit C attached hereto. Notwithstanding anything to the contrary contained in this Commitment Letter, the other Debt Financing Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary (but without limiting the conditions precedent referred to in Section 3, including Exhibit C), we agree that neither the compliance with any of the provisions set forth in this Section 4, including the provisions set forth in clauses (i) through (vi) above, nor the commencement or the completion of the syndication of the Refinancing Facility shall constitute a condition precedent to the funding of the Debt Financing on any applicable Closing Date.

(c) You agree, at our request, to assist in the preparation of a version of the Confidential Information Memorandum consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Borrower, its affiliates or any of their respective securities for purposes of United States federal and state securities laws (such information and Materials, “Public Information”). In addition, you and we agree that, unless specifically labeled “Private—Contains Non-Public Information,” no Materials disseminated to potential Lenders in connection with the syndication of the Refinancing Facility, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information (as defined below). Unless expressly identified as “Public Information,” including pursuant to the final sentence of this Section 4(c), each document to be disseminated by us to any Lender in connection with the syndication of the Refinancing Facility will be deemed to contain Material Non-Public Information, and we will not make any such materials available to potential Lenders who do not wish to receive Material Non-Public Information. Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” It is understood that, in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that the authorization letter for Public Information shall contain a representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information and each letter shall contain a customary “10b-5” representation. You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly after you have received and had a reasonable opportunity to review the same that any such document contains Material Non-Public Information): (i) drafts and final Definitive Debt Documents with respect to the Refinancing Facility; (ii) the Term Sheet; (iii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda); and (iv) notification of changes in the terms of the Refinancing Facility. If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as “PUBLIC.”

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(d) You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering materials relating to securities issuances) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business to authorize, the use of your and their respective logos in connection with any such dissemination, subject to your or their prior written approval (not to be unreasonably withheld or delayed). You further agree that, at our sole expense, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of you and your affiliates (or any of them), (ii) our and our affiliates’ titles and roles in connection with the Transactions, and (iii) the amount, type and the applicable Closing Date of such Transactions.

5. Information. You represent, warrant and covenant (as applicable) (and, with respect to the Acquired Business prior to the consummation of the Acquisition, to the best of your knowledge) that:

(a) all written factual information and data concerning the Transactions other than the Projections, information of a general economic or industry-specific nature (such non-excluded items, the “Information”), that has been or will be made available to us by or on behalf of you or any of your or its respective representatives in connection with the Transactions is or will be, when furnished, taken as a whole and as supplemented as provided below, complete and correct in all material respects;

(b) none of the Information shall, when furnished or on the applicable Closing Date, taken as a whole and as supplemented as provided below, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are made, not materially misleading; and

(c) all projections, financial estimates, forecasts and other forward-looking information that have been or will be made available to us by or on behalf of you or any of your or its respective representatives (collectively, the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to us (it being understood that any such Projections are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ significantly and that such differences may be material).

You agree that, if at any time prior to the applicable Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that (and, with respect to the Acquired Business prior to the consummation of the Acquisition, to your knowledge) such representations and warranties will be correct in all material respects

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under those circumstances; provided that any such supplementation shall cure any breach of such representations. Neither the accuracy of the foregoing representations and warranties, whether or not cured, nor the delivery of any Information, Projections or any supplement thereto, shall be a condition to the Commitments and obligations of the Commitment Parties hereunder.

You shall be solely responsible for Information and the Projections, including the contents of all Materials other than any contents relating to us or our affiliates. We (i) will be relying on Information, the Projections and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information, Projections and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business.

6. Clear Market. You agree that, from the date hereof until the earlier of (a) the date on which a Successful Syndication has been achieved (provided that such date shall not be earlier than the Latest Closing Date) and (b) the date that is sixty (60) days after the Latest Closing Date, you will not make (and will use your commercially reasonable efforts, to the extent practicable and not in contravention of the Acquisition Agreement, not to permit the Target from making) any competing offering, placement or arrangement of any bank financing or debt securities (including equity-linked securities) without our consent (such consent not to be unreasonably withheld, delayed or conditioned) (in each case, other than (a) intercompany indebtedness, performance bonds, surety bonds, receivables financing arrangements, foreign credit lines, ordinary course capital leases, letters of credit, purchase money and equipment financings, (b) the Transaction Facilities (including any other debt financing arranged by us in full or partial replacement of the Private Capital Facility), and (c) any other debt incurred with our written consent), in each case, that would reasonably be expected to materially impair the primary syndication of the Refinancing Facility or issuance (or borrowing, as applicable) of the Senior Unsecured Notes or any Senior Refinancing Debt.

7. Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, if the applicable Closing Date occurs, you hereby agree to pay or cause to be paid to the Commitment Parties for their respective accounts (x) the fees, expenses and other amounts set forth in the Fee Letter to the extent and at the time or times earned and payable (y) all reasonable and documented disbursements and out-of-pocket expenses incurred by us or on our behalf in connection with our services to be rendered hereunder and under the Commitment Letter and the Transactions to the extent required under the Commitment Letter (but limited, in the case of legal fees and expenses, to one counsel selected by us (and, if reasonably necessary, of one regulatory counsel and of one local counsel in each relevant jurisdiction)).

8. Indemnification and Waivers. As consideration for the Commitments and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference into this Commitment Letter.

9. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or any other Debt Financing Letter nor any of their terms or substance will be disclosed by you, directly or indirectly, to any other person or entity except (a) as required by applicable law, regulation or compulsory legal process or as required or requested by a governmental authority (including in any proxy statement required to consummate the tractions contemplated hereby) (in which case you agree to inform us promptly thereof and to cooperate with us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (b) to your affiliates

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and your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) this Commitment Letter may be disclosed to rating agencies in connection with their review of the Refinancing Facility, any Senior Refinancing Debt, the Senior Unsecured Notes, Holdings or the Borrower, (d) this Commitment Letter and a redacted Fee Letter may be disclosed to the Acquired Business, the Sellers and their respective officers, directors, employees, attorneys, accountants and advisors, in connection with the Transactions, (e) you may disclose this Commitment Letter and its contents to any potential Lenders or in any information memorandum, syndication distribution or offering memorandum (or other offering documents) related to the Senior Unsecured Notes, any Senior Refinancing Debt or other securities, as well as in any proxy statement or other public filing, or any syndication or other marketing material, relating to the Acquisition or the Refinancing Facility, (f) in connection with the exercise of any remedies hereunder, under the Fee Letter or under any of the Definitive Debt Documents or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or any of the Definitive Debt Documents, or the enforcement of rights hereunder or thereunder, (g) with our express prior written consent, (h) to the extent such information (1) becomes publicly available other than as a result of a breach of this paragraph by you or (2) becomes available to you or any of your affiliates on a non-confidential basis from a source other than you, so long as such source is not, to your knowledge, subject to confidentiality obligations to us, and (i) in connection with any accounting or auditing procedures so long as such recipients are informed of the confidential nature of such information and are obligated to or have been advised of their obligations to keep information of this type confidential. You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letter as part of projections, pro forma information or a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Refinancing Facility, issuance of the Senior Unsecured Notes, issuance (or borrowing, as applicable) of any Senior Refinancing Debt and/or any other securities. Your obligations set forth in this paragraph shall terminate upon the earlier of (i) two years from the date hereof and (ii) the date of execution and delivery of the Definitive Debt Documents, at which time this paragraph shall be superseded by the relevant terms and provisions therein; provided that the termination of your (and your affiliates’ and your and your affiliates’ respective employees’, representatives’ or other agents’) obligations under this paragraph shall not relieve your responsibilities in respect of any breach of this paragraph prior to such termination. For the avoidance of doubt, nothing in this paragraph shall prohibit you from voluntarily disclosing or providing any information within the scope of this paragraph to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure by you set forth in this paragraph shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

We agree to (and to cause our affiliates and our and our affiliates’ respective employees, representatives or other agents to) maintain the confidentiality of all confidential information provided to us by or on behalf of you, the Target and/or your respective subsidiaries and affiliates (“Transaction Information”), except that Transaction Information may be disclosed (a) to our affiliates and to our and our affiliates’ respective directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Transaction Information and instructed to keep such Transaction Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) pursuant to the order of any court, administrative agency or regulator or in any pending legal or administrative proceeding, or otherwise as required by any governmental or self-regulatory authority, applicable law or regulation or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder, under the Fee Letter or under any of the Definitive Debt Documents or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or any of the Definitive Debt Documents, or the enforcement of rights hereunder or thereunder, (e) with your express prior written consent, (f) to prospective lenders, participants or any rating agency in connection with the Transactions

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(but not to any Disqualified Institution), (g) for purposes of establishing a “due diligence” defense, (h) any direct or indirect contractual counterparty to any swap or derivative transaction, in each case who agree to be bound by the terms of this paragraph or (i) to the extent such Transaction Information (1) becomes publicly available other than as a result of a breach of this paragraph by us, (2) becomes available to us or any of our affiliates on a non-confidential basis from a source other than you, so long as such source is not, to our knowledge, subject to confidentiality obligations to you or the Acquired Business or (3) is independently developed by us or any of our affiliates; provided that the disclosure of any such Transaction Information to Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. Any person required to maintain the confidentiality of Transaction Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Transaction Information as such person would accord to its own confidential information. Our obligations set forth in this paragraph shall terminate upon the earlier of (i) two years from the date hereof and (ii) the date of execution and delivery of the Definitive Debt Documents, at which time this paragraph shall be superseded by the relevant terms and provisions therein; provided that the termination of our (and our affiliates’ and our and our affiliates’ respective employees’, representatives’ or other agents’) obligations under this paragraph shall not relieve our responsibilities in respect of any breach of this paragraph prior to such termination.

Notwithstanding anything herein to the contrary, you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Debt Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to the Debt Financing Letters, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by the Debt Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

10. Conflicts of Interest; Absence of Fiduciary Relationship. You acknowledge and agree that:

(a) we and/or our affiliates and subsidiaries (each, a “member”), in our and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member;

10

(b) we and/or our members may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member in performing services or providing advice to any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose;

(c) information that is held elsewhere within us, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder;

(d) neither we nor any other member shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business;

(e) (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Borrower, the Target or any of their respective affiliates except the obligations expressly provided for under the Debt Financing Letters, (ii) we and our affiliates, on the one hand, and the Borrower, the Target and their respective affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Borrower, the Target or any of their respective affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) and (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention; and

(f) neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Borrower, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11

You further acknowledge that Jefferies and/or its affiliates have been retained as buy side financial advisor to the Borrower (in such capacity, the “Buy-Side Advisor”) in connection with the Acquisition. You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted arise or result from, on the one hand, the engagement of the Buy-Side Advisor or from Jefferies, and/or its affiliate’s arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our relationship with you as described and referred to herein. You acknowledge that, in such capacity, the Buy-Side Advisor may recommend that the Borrower not pursue or accept your offer or proposal for the Acquisition or advise the Borrower in other manners adverse to your interests. You further acknowledge that we shall not be imputed to have knowledge of confidential information provided to or obtained by the Buy-Side Advisor in its capacity as financial advisor to the Borrower.

11. Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether based upon contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a “Material Adverse Effect” has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy of any Specified Acquisition Agreement Representation there has been a failure of a condition precedent to your (or your applicable affiliate’s) obligation to consummate the Acquisition or such failure gives you (or your applicable affiliate) the right to terminate your (or its) obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. To the fullest extent permitted by applicable law, you hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12. Miscellaneous.

(a) Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to this Commitment Letter or any document to be signed in connection with this Commitment Letter and the Transactions shall be deemed to include electronic signatures, the

12

electronic matching of assignment terms and contract formations on electronic platforms approved by the Lead Arrangers, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(b) You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). We may at any time and from time to time assign all or any portion of our Commitments hereunder to one or more of our affiliates or to one or more Lenders (other than to any Disqualified Institution), whereupon we shall be released from the portion of our respective Commitments hereunder so assigned; provided that such assignment or novation shall not become effective until the funding of the Refinancing Facility and Senior Unsecured Notes or relieve us of our obligations hereunder, including our obligation to fund on the applicable Closing Date the portion of our respective Commitments so assigned upon satisfaction or waiver by us of all conditions to such assignee making its initial extensions of credit on the applicable Closing Date, to fund such assigned Commitments on the applicable Closing Date and each Commitment Party shall retain exclusive control over (and shall not directly or indirectly agree to accept direction from, or accept direction from, any third party with respect to) all rights and obligations with respect to its commitment in respect of the Refinancing Facility and Senior Unsecured Notes, including all rights with respect to consents, modifications, waivers, supplements and amendments, until the initial funding under the Refinancing Facility and Senior Unsecured Notes has occurred. Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. You further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and its respective affiliates) or any of the matters contemplated in the Debt Financing Letters.

(c) This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex A hereto) and your, our and their respective permitted successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d) The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e) You agree that we or any of our affiliates may make customary disclosures of information about the Transactions to market data collectors and similar service providers to the financing community following the consummation of the Transactions.

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(f) We hereby notify you and, upon its becoming bound by the provisions hereof, each other credit party (the “Credit Parties”), that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”) and 31 C.F.R. § 1010.230 (as amended from time to time, the “Beneficial Ownership Regulation”), we and each Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Lender to identify the Credit Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

13. Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

14. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter: Sections 7 to and including 11 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated; provided that your obligations under this Commitment Letter, other than with respect to accuracy of information and with respect to confidentiality of the Commitment Letter, shall, to the extent covered by the provisions of the Definitive Debt Documentation, automatically terminate and be superseded by such provisions of the Definitive Debt Documentation.

15. Acceptance, Expiration and Termination. Please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts of this Commitment Letter not later than 11:59 p.m., New York City time, on December 23, 2024 (the “Deadline”). This Commitment Letter is conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of this Commitment Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time.

16. LCT Election.

(a) It is hereby understood and agreed that the Borrower is making an LCT Election (as defined in the Existing Credit Agreement) on the date hereof with respect to the Acquisition Transactions in accordance with Section 1.08 under the Existing Credit Agreement and the Acquisition Transactions (and not, for the avoidance of doubt, the 2025 Notes Refinancing) is the Limited Condition Transaction (as defined in the Existing Credit Agreement) applicable to such LCT Election.

(b) The Borrower hereby represents, warrants and certifies that (a) this Commitment Letter constitutes an LCT Election, (b) as of the date hereof, no Specified Event of Default (as defined in the Existing Credit Agreement) has occurred, is continuing or would immediately result from the Acquisition Transactions, (c) as of the date hereof, the Borrower is in compliance with the terms and covenants set forth in Article VI of the Existing Credit Agreement and the applicable incurrence ratios set forth in Section 2.22 of the Existing Credit Agreement, in each case on a Pro Forma Basis (as defined in the Existing Credit Agreement) with respect, and after giving effect, to the Acquisition Transactions, and (d) the date hereof is the LCT Test Date (as defined in the Existing Credit Agreement) with respect to the Acquisition Transactions.

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17. Commitment Reduction.

(a) You may terminate in full the commitments hereunder in respect of the Refinancing Facility and/or Senior Unsecured Notes at any time. In addition, in the event that a lesser amount of indebtedness is required to fund any of the Transactions for any reason, you may partially reduce the Commitment Parties’ Commitments with respect to the Refinancing Facility and/or Senior Unsecured Notes; provided that any such reduction shall first apply to the Senior Unsecured Notes until the Commitment with respect to the Senior Unsecured Notes is no less than $150,000,000 and thereafter ratably to the Commitments with respect to the Refinancing Facility and Senior Unsecured Notes; provided further that notwithstanding anything to the contrary herein, the Commitment with respect to the Refinancing Facility shall not be reduced to an amount less than $300,000,000.

(b) The Commitment with respect to the Refinancing Facility will automatically terminate in full on the earlier of (i) the funding of the Refinancing Facility on the Acquisition Closing Date and (ii) Acquisition Expiration Date; provided that the Commitments under the Refinancing Facility shall automatically and without any further action be permanently reduced (x) on the Refinancing Facility Incremental Rollover Expiration Date in an amount equal to the Refinancing Facility Incremental Rollover Amount and (y) on the Refinancing Facility Notes Expiration Date in an amount equal to the Refinancing Facility Notes Amount.

(c) The Commitments with respect to the Senior Unsecured Notes will automatically terminate in full on the earlier of (i) the funding of the Senior Unsecured Notes on the Acquisition Closing Date and (ii) Acquisition Expiration Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

JEFFERIES LLC

By:	/s/ Scott Peloso
Name: Scott Peloso
Title: Managing Director

[Signature Page—Commitment Letter]

Accepted and agreed to as of the

date first above written:

XEROX CORPORATION

By:	/s/ Stuart Kirk
Name: Stuart Kirk
Title: Treasurer

[Signature Page—Commitment Letter]

ANNEX A TO COMMITMENT LETTER

INDEMNIFICATION AND WAIVER

Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

As consideration for the Debt Financing Letters, the Borrower (“you”) hereby agrees (i) to indemnify and hold harmless the Commitment Parties, the Lenders in the Debt Financing and each of our and their respective affiliates and subsidiaries (including controlling persons) and each of the respective officers, directors, partners, employees, affiliates, agents, advisors and attorneys-in-fact of each of the foregoing (each, an “indemnified person”), to the fullest extent lawful, from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding directly or indirectly arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (each, a “Claim”), regardless of whether any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) to reimburse each indemnified person promptly following written demand (together with reasonably detailed documentation describing such Claim) for all reasonable, documented and invoiced out-of-pocket costs and expenses (but limited, in the case of legal fees and expenses, to reasonable and documented legal fees of one counsel selected by us to such indemnified persons, taken as a whole, and, in the case of an actual or potential conflict of interest, where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of one additional counsel to the affected indemnified persons similarly situated, taken as a whole (and, if reasonably necessary, of one local counsel in each relevant jurisdiction)) incurred by the indemnified person (including all such costs and expenses incurred to enforce the terms of any Debt Financing Letter) as they are actually incurred in connection with investigating, preparing, defending or settling any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing, whether or not any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex A); provided, however, that no indemnified person will be entitled to indemnity hereunder to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted directly from (i) the bad faith, gross negligence or willful misconduct of such indemnified person (or its controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing), (ii) the material breach of any Debt Financing Letter by such indemnified person (or its controlled affiliates and controlling persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing) or (iii) any disputes solely among indemnified persons and not arising out of any act or omission of the Borrower or Holdings, or any of your or its respective controlled affiliates or controlling persons, and such indemnified person shall promptly repay such reimbursed costs and expenses to you. In addition, in no event will you or any of your affiliates or the Acquired Business or any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise; provided that, for the avoidance of doubt, the foregoing does not limit or otherwise modify your and your affiliates’ and the Acquired Business’s and any indemnified person’s

Annex A-1

indemnification obligations as provided herein to the extent such consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) are included in any third party claim. In addition, in no event will you or any of your affiliates or the Acquired Business or any indemnified person be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons except to the extent it is found by a final, non-appealable judgment of a court of competent jurisdiction that such damages resulted from the bad faith, gross negligence or willful misconduct of such person. You shall not be liable for any settlement of any proceeding effected without your written consent (such consent not to be unreasonably withheld or delayed) unless (1) such settlement is entered with your consent or (2) there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff against any indemnified person in any such claim. For the avoidance of doubt, no indemnified person shall be entitled to indemnification pursuant to this paragraph for taxes that represent losses, claims, damages, liabilities, etc. arising from any non-tax claim or taxes that are duplicative of any indemnification or payments required by you pursuant to any Debt Financing Letter.

Notwithstanding the foregoing, each indemnified person will be obligated to refund and return promptly any and all amounts paid by you pursuant to this Annex to such indemnified person for any such losses, claims, damages, liabilities and expenses to the extent it has been determined by a court of competent jurisdiction in a final, non-appealable judgment that such indemnified person is not entitled to payment of such amounts in accordance with the terms of this Annex.

You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such indemnified person has given its prior written consent, which may not be unreasonably withheld, conditioned or delayed, or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of such indemnified person from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim and (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such indemnified person.

If any Claim is commenced, as to which an indemnified person proposes to demand indemnification, such indemnified person shall notify you with reasonable promptness if you are not a party to such Claim; provided, however, that any failure by such indemnified person to notify you shall not relieve you from your obligations hereunder. Furthermore: (1) in the case of a civil proceeding (excluding, for the avoidance of doubt, any governmental, regulatory or non-civil proceeding), by giving written notice to such indemnified person within fifteen (15) business days after receipt of written notice from the indemnified person of such assertion or commencement, you shall be entitled to participate in such civil proceeding and, to the extent that you shall wish, assume the defense thereof, with counsel reasonably satisfactory to such indemnified person and shall pay the fees and expenses of such counsel related to such civil proceeding, and, after such notice from you to such indemnified person of its election to assume the defense of such civil proceeding, you shall not be liable to such indemnified person under such subsection for any legal expenses of other counsel or any other expenses, in each case, subsequently incurred by such indemnified person in connection with the defense thereof, other than reasonable costs of investigation; and (2) in case any governmental, regulatory or non-civil proceeding, upon request of the indemnified person, you shall retain counsel reasonably satisfactory to the indemnified person to represent the indemnified person and any others you may designate in such governmental, regulatory or non-civil proceeding.

Annex A-2

The indemnified person shall have the right to employ separate counsel of its own choice to represent it in any such Claim and to participate in the defense thereof, but the fees and expenses of any such separate counsel (other than reasonable costs of investigation) shall be at the expense of the indemnified person, unless (i) you have failed to promptly assume the defense and employ counsel reasonably satisfactory to the indemnified person in accordance with the preceding paragraph, (ii) the use of counsel chosen by you to represent the indemnified person would present such counsel with a conflict of interest, (iii) the indemnified person shall have been advised by counsel that the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including a situation in which one or more legal defenses may be available to such indemnified person and/or any other indemnified persons that are inconsistent with, different from or in addition to those available to you (in which case you shall not be entitled to assume the defense of such Claim on behalf of such indemnified person) or (iv) you authorize the indemnified person to employ separate counsel at your expense (in each such case you will pay the fees and disbursements of such counsel); provided, however, that you shall not, in connection with any one such Claim, or series of separate but substantially similar Claims arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys at any time for all indemnified persons (other than local counsel or counsel with specialized expertise).

The indemnity and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates’ commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

* * *

Annex A-3

EXHIBIT A

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Exhibit A shall have the respective meanings set forth in the Commitment Letter to which this Exhibit A is attached, including any other exhibits or attachments thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

It is intended that:

(a) Pursuant to that certain Equity Purchase Agreement, dated as of December 22, 2024 (together with any exhibits and schedules thereto, as amended, supplemented, waived or otherwise modified from time to time, the “Acquisition Agreement”), by and among Xerox Corporation, Lexmark International II, LLC and the Sellers, the Borrower will acquire, directly or indirectly, the Acquired Business.

(b) The Borrower will obtain (i) the Refinancing Facility in the quantum and terms described in the Term Sheet (and/or the Senior Refinancing Debt), (ii) the Senior Unsecured Notes, (iii) the Incremental Rollover Facility (as defined below) and (iv) the Private Capital Facility (or any other debt financing arranged in full or partial replacement of the Private Capital Facility).

(c) Proceeds from the Transaction Facilities (other than the Refinancing Facility Notes Amount of the Refinancing Facility (and/or the Senior Refinancing Debt)) received by the Borrower, cash on hand at the Borrower and its subsidiaries and other available sources of funds will be used to:

i.

refinance or otherwise discharge (i) that certain Credit Agreement, dated as of July 13, 2022 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Existing TLA Credit Agreement”), among Lexmark International II, LLC, Lexmark International, Inc., the other guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and each of the entities from time to time party thereto as lenders, and terminating all commitments, guarantees and liens in connection therewith and (ii) any indebtedness required to be repaid, terminated or discharged pursuant to the terms of the Acquisition Agreement (collectively, the “Target Refinancing”); and

ii.

fund the payment of consideration pursuant to the terms and conditions of the Acquisition Agreement and the other payments contemplated by the Acquisition Agreement and any fees, closing payments, premiums, costs and expenses (including any original issue discount or similar fee) incurred in connection with the Acquisition (the foregoing clause (i) and (ii), the “Acquisition Transactions”).

(d) Proceeds from the Refinancing Facility Notes Amount of the Refinancing Facility (and/or the Senior Refinancing Debt)) received by the Borrower, cash on hand at the Borrower and its subsidiaries and other available sources of funds will be used to refinance, redeem or otherwise discharge (including by defeasance, satisfaction and discharge) indebtedness under the Existing 5.00% Notes Indenture (as defined below) and payment any related fees, closing payments, premiums, costs and expenses (the foregoing, the “2025 Notes Refinancing”).

Exhibit A-1

(e) The transactions described above, together with the transactions related thereto (including the payment of all fees, premiums (if any) and expenses incurred in connection with the foregoing and transactions related thereto), are collectively referred to herein as the “Transactions”.

(f) For purposes of the Commitment Letter and Fee Letter:

i.	“Acquisition Closing Date” means the date the Acquisition is consummated in accordance with the Acquisition Agreement.

ii.

“Acquisition Expiration Date” means the earliest of: (i) the date of valid termination of the Acquisition Agreement in accordance with its terms, (ii) the closing of the Acquisition without the use of the Senior Unsecured Notes and/or Refinancing Facility and (iii) five (5) business days after the “Outside Date” (as defined in the Acquisition Agreement as in effect on the date hereof, including as extended as set forth under the definition thereof as in effect on the date hereof).

iii.	“Closing Date” means the Acquisition Closing Date or the Refinancing Closing Date, as the context may require.

iv.	“Existing 5.00% Notes Indenture” means that certain Indenture, dated as of August 6, 2020, between Xerox Holdings Corporation, as issuer, and U.S. Bank National Association, as trustee

v.	“Existing 5.50% Notes Indenture” means that certain Indenture, dated as of August 6, 2020, between Xerox Holdings Corporation, as issuer, and U.S. Bank National Association, as trustee

vi.	“Existing 8.875% Notes Indenture” means that certain Indenture, dated as of March 20, 2024, between Xerox Holdings Corporation, as issuer, and U.S. Bank Trust Company, National Association, as trustee

vii.

“Latest Closing Date” means the later of the Acquisition Closing Date and Refinancing Closing Date, as applicable. For the avoidance of doubt, the Acquisition Closing Date and Refinancing Closing Date may occur on the same date.

viii.	“Refinancing Closing Date” means the date selected by the Borrower and on which the 2025 Notes Refinancing is consummated.

ix.

“Refinancing Facility Incremental Rollover Amount” means the principal amount commitments under the Incremental Rollover Facility provided by China CITIC Bank International Limited, New York Branch and/or China CITIC Bank Corporation Limited, Zhuhai Branch (中信银行股份有限公司珠 海分行) (together with their affiliates, collectively, “CITIC”).

x.

“Refinancing Facility Incremental Rollover Expiration Date” means the date that CITIC commits to provide loans under the Incremental Rollover Facility pursuant to definitive documentation reasonably satisfactory to the Borrower and Jefferies Finance.

Exhibit A-2

xi.

“Refinancing Facility Notes Amount” means the lesser of (i) $388,000,000 and (ii) the principal amount of indebtedness outstanding under the Existing 5.00% Notes Indenture on the Refinancing Closing Date.

xii.

“Refinancing Facility Notes Expiration Date” means the earlier of (i) August 30, 2025 and (ii) consummation of the 2025 Notes Refinancing in full with the proceeds of the Refinancing Facility and/or Senior Refinancing Debt.

Exhibit A-3

EXHIBIT B

TERM SHEET

Borrower:	Xerox Corporation, a Delaware corporation (the “Borrower”).

Guarantors:	Same as the Existing Credit Agreement.

Administrative Agent and Collateral Agent:	Jefferies Finance LLC will act as the sole administrative agent and sole collateral agent and will perform the duties customarily associated with such roles.

Lenders:	As of the Refinancing Closing Date, the Initial Refinancing Lenders and, to the extent the Initial Incremental Lenders decide to syndicate to, or otherwise make any assignments of, any portion of the Refinancing Facility after the Refinancing Closing Date, pursuant to the terms set forth in Section 10.04 of the Existing Credit Agreement, a syndicate of financial institutions and other entities to whom the Initial Incremental Lenders or any other lender may syndicate to, or otherwise make any assignments of, any portion of the Refinancing Facility (together with the Initial Refinancing Lenders, collectively the “Refinancing Lenders”).

Refinancing Facility	An incremental term loan facility in an aggregate principal amount of up to $550,000,000 (the “Refinancing Facility” and the loans funded in respect thereof, the “Refinancing Loans”) incurred pursuant to Section 2.22 of the Existing Credit Agreement (as may be reduced dollar for dollar pursuant to the issuance or incurrence of Senior Refinancing Debt). The Refinancing Loans shall constitute a separate Class of Term Loans (as defined in the Existing Credit Agreement) as the existing Term Loans outstanding under the Existing Credit Agreement immediately prior to the Refinancing Closing Date (the “Existing Term Loans”).

Interest Rates:	Same as the Existing Term Loans.

Amortization and Maturity:	Same as the Existing Term Loans.

Prepayment Premium:	Same as the Existing Term Loans.

Security:	Same as the Existing Credit Agreement.

Mandatory Prepayments:	Same as the Existing Credit Agreement, except that promptly upon the occurrence of the Acquisition Expiration Date (if ever), the Borrower shall either (i) repay in full at par Refinancing Loans in an amount equal to the Refinancing Facility Notes Amount or (ii) repay indebtedness in an amount required to have the Borrower in compliance with a First Lien Leverage Ratio not greater than 1.50:1.00, after giving effect to the such payment thereof..

Exhibit B-1

Voluntary Prepayments:	Same as the Existing Credit Agreement.

Representations and Warranties:	Same as the Existing Credit Agreement.

Conditions Precedent:	Subject to the Certain Funds Provision, the availability of the initial borrowing on the Refinancing Closing Date will be subject solely to (a) delivery of a customary borrowing notice (provided that such notice shall not include or require any representation or statement as to the absence (or existence) or any default or event of default) and (b) the satisfaction (or waiver by the Commitment Parties) of the applicable conditions set forth in Section 3 of the Commitment Letter and Exhibit C to the Commitment Letter.

Affirmative Covenants:	Same as the Existing Credit Agreement

Negative Covenants:	Same as the Existing Credit Agreement

Events of Default:	Same as the Existing Credit Agreement.

Voting:	Same as the Existing Credit Agreement.

Assignments and Participations:	Same as the Existing Credit Agreement.

Expenses:	If a Closing Date occurs, the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Agent and the Commitment Parties associated with the preparation, negotiation, execution, delivery, filing and administration of the Definitive Debt Documents and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to Latham & Watkins LLP (and, if reasonably necessary, of one regulatory counsel and of one local counsel in each relevant jurisdiction)) and (ii) all reasonable and documented out-of-pocket expenses of the Agent, the Commitment Parties and the Lenders in connection with the enforcement of, or protection or preservation of rights under, the Definitive Debt Documents (but limited, in the case of legal fees and expenses, to one primary counsel, and, in the case of an actual or potential conflict of interest, one additional counsel to the affected persons similarly situated, taken as a whole (and, in each case, if reasonably necessary, of one regulatory counsel and of one local counsel in each relevant jurisdiction)).

Indemnification:	Same as the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Commitment Parties:	Latham & Watkins LLP.

Exhibit B-2

EXHIBIT C TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit C have the meanings assigned to them elsewhere in this Commitment Letter (including in the other exhibits, schedules or annexes thereto). The availability of the Refinancing Facility and the Senior Unsecured Notes on the applicable Closing Date is solely conditioned upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter, the conditions expressly set forth in Exhibit B to this Commitment Letter under the heading “Conditions Precedent” and (a) in the case of the Senior Unsecured Notes and the Refinancing Facility (to the extent not previously funded on the Refinancing Closing Date) those under the heading “Conditions to Funding the Senior Unsecured Notes on the Acquisition Closing Date below and (b) in the case of the Refinancing Facility, those under the heading “Conditions to Funding the Refinancing Facility on the Refinancing Closing Date”.

CONDITIONS TO FUNDING THE SENIOR UNSECURED NOTES ON THE ACQUISITION CLOSING DATE

1. [Reserved].

2. Acquisition.

(a) The Acquisition shall have been consummated or will be consummated substantially concurrently with or immediately following the issuance of the Senior Unsecured Notes.

(b) The Acquisition Agreement shall not have been amended, modified or waived, and the Borrower (or its applicable affiliate) shall not have consented to any action thereunder or pursuant thereto which would require the consent of the Borrower (or its applicable affiliate) under the Acquisition Agreement, that is, in the aggregate when taken as a whole, materially adverse to the interests of the Commitment Parties in their respective capacities as such without the consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (1) any change to the definition of “Material Adverse Effect” shall be deemed to be materially adverse to the interests of the Commitment Parties, (2) no increase in the acquisition consideration shall be deemed to be materially adverse to the interests of the Commitment Parties so long as such increase is not funded with the proceeds of long-term indebtedness (excluding for the avoidance of doubt, borrowings under the ABL Credit Agreement (as defined in the Existing Credit Agreement)), (3) no modification to the acquisition consideration as a result of any purchase price adjustment or working capital adjustment expressly contemplated by the Acquisition Agreement as of the date hereof shall constitute a decrease or increase in the acquisition consideration, (4) each Commitment Party shall be deemed to have consented to any waiver or amendment of the Acquisition Agreement if it shall have not affirmatively objected to any such waiver or amendment within five (5) Business Days (as defined in the Acquisition Agreement (as in effect on the date hereof)) of receipt of written notice of such waiver or amendment) and the Acquisition shall be consummated in accordance with the Acquisition Agreement and (5) any change or waiver to the definition of “Required Information” or Section 6.11(b)(i) of the Acquisition Agreement shall be deemed materially adverse to the interests of the Commitment Parties.

3. Refinancing of Existing Target Debt. The Target Refinancing shall have been consummated or substantially concurrently with the Acquisition Closing Date be consummated.

4. Payment of Fees and Expenses. All costs, fees, expenses (including legal fees and expenses) and other compensation and amounts contemplated by the Debt Financing Letters and payable to the Commitment Parties that, in the case of expenses, have been invoiced at least three (3) business days prior to the Acquisition Closing Date, shall have been paid or are paid substantially simultaneously with the funding of the Senior Unsecured Notes, in each case, to the extent due.

Exhibit C-1

5. Customary Closing Documents. Subject to the Certain Funds Provision, the Borrower and the Guarantors shall have executed and delivered to Jefferies (or its counsel) (a) the Definitive Debt Documents that contain the terms set forth in Exhibit A to the Fee Letter (the “Senior Unsecured Notes Term Sheet”) (but with a notes purchase agreement on terms not less favorable than the purchase agreement entered into by Holdings in connection with the issuance of its 3.75% convertible senior notes due 2030) and (b) the following deliverables: (i) customary legal opinions, (ii) customary closing certificates, and (iii) customary officer certificates regarding evidence of authority with respect to the Borrower and Guarantors, charter documents and good standing (excluding such deliverables with respect to any non-U.S. entities, as applicable), in each case in substantially the form of such documents delivered in connection with the issuance of Holdings’ 3.75% convertible senior notes due 2030.

6. KYC. So long as reasonably requested in writing to the Borrower at least ten (10) Business Days prior to Acquisition Closing Date, the Agent and the Lenders shall have received, at least two (2) Business Days prior to Acquisition Closing Date (or such shorter period as the Agent may agree) (i) all documentation and other information relating to the Borrower and the other Guarantors (after giving effect to the Transactions) reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and (ii) solely to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to the Borrower, which certification shall be substantially similar to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

7. Financial Statements. Jefferies and the Agent shall have received (a) audited consolidated balance sheets of each of Holdings and the Target as of the fiscal years ended December 31, 2021 (in respect of Holdings only), December 31, 2022 and December 31, 2023 and any fiscal years ended at least 90 days before the Acquisition Closing Date and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows of each of Holdings and the Target for such fiscal years (including any fiscal year ended at least 90 days before the Acquisition Closing Date) (such financial statements, the “Audited Historical Financials”), and (b) unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows of Holdings and the Target for any subsequent financial quarter (other than, in each case, any fourth fiscal quarter of any fiscal year) ended after the date of the most recent financial statements delivered pursuant to clause (a) above and at least 45 days before the Acquisition Closing Date (and the corresponding period of the prior fiscal year) (such financial statements, the “Unaudited Historical Financials”, and together with the Audited Historical Financials, the “Historical Financials”). Jefferies and the Agent acknowledge the receipt of the audited consolidated balance sheet of Holdings and the Target as of the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023 as described in clause (a) above.

8. Acquisition Marketing Period. With respect to the Senior Unsecured Notes, (a) you shall have retained one or more investment banks (the “Acquisition Investment Banks”) to act as “initial purchasers” in a “Rule 144A without registration rights” offering of notes, (b) you shall deliver to the Acquisition Investment Banks an offering memorandum (the “Acquisition Offering Memorandum”) suitable for use in a customary roadshow for convertible debt securities sold pursuant to Rule 144A, which Acquisition Offering Memorandum shall include or incorporate by reference (i) the Historical Financials and (ii) pro forma financial statements of Holdings and its subsidiaries of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act to

Exhibit C-2

be prepared in a manner consistent with Regulation S-X (and in the case of pro forma financial statements for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period presented, as if Regulation S-X was applicable to such financial statements), subject to the following sentence, and in each case form and substance necessary for the Acquisition Investment Banks to receive customary comfort letters (including customary “negative assurance” comfort and taking into account any limitations on such negative assurance after the end of the fiscal year) from Holdings’ and the Target’s independent accountants consistent with customary convertible debt securities transactions under Rule 144A (drafts of which comfort letters shall have been delivered to the Acquisition Investment Banks prior to commencement of the Acquisition Marketing Period (as defined below) and which comfort letters such accountants shall have indicated that they are prepared to deliver upon completion of customary procedures upon the pricing and closing of such offering of Senior Unsecured Notes) (together with the Acquisition Offering Memorandum, the “Acquisition Required Bond Information”), provided however, that the Target shall not be required to recast or restate any financial statements for discontinued operations and (c) you shall have provided the Acquisition Investment Banks with a period (the “Acquisition Marketing Period”) of at least 10 consecutive Business Days following receipt by the Acquisition Investment Banks of the Acquisition Required Bond Information to seek to place the Senior Unsecured Notes with qualified purchasers thereof; provided that the Acquisition Marketing Period (i) shall exclude (A) the date hereof through January 5, 2025 and (B) January 20, 2025, February 17, 2025, May 26, 2025, June 19, 2025, July 3 through July 4, 2025, August 15 through September 1, 2024, November 27 through November 30, 2025, December 15 through January 4, 2026, January 19, 2026, February 16, 2026, May 25, 2026, June 19, 2026, and July 3, 2026 (each, an “Acquisition Black-Out Date”) and (ii) shall be completed prior to August 17, 2026; it being understood and agreed that any Acquisition Black-Out Date after the commencement of the Acquisition Marketing Period shall be disregarded for purposes of calculating the 10 consecutive Business Days constituting the Acquisition Marketing Period. For the avoidance of doubt, the Acquisition Offering Memorandum will not be required to include segment reporting, separate subsidiary financial statements, or consolidating and other financial statements or data required by Rules 3-03(e), 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X, CD&A and other information required by Item 10, 402, 404 or 601 of Regulation S-K, SBRL exhibits and information regarding executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or other information or financial data customarily excluded from an offering memorandum for a “Rule 144A offering” (the “Rule 144A Offering Exceptions”).

The defined term “Business Day”, as used in paragraphs 6 and 8 above, shall have the meaning assigned to such term in the Acquisition Agreement.

Exhibit C-3

CONDITIONS TO FUNDING OF THE REFINANCING FACILITY ON THE REFINANCING CLOSING DATE

1. Refinancing of 2025 Notes. The 2025 Notes Refinancing shall have been consummated substantially concurrently with the funding of the Refinancing Facility.

2. Payment of Fees and Expenses. All costs, fees, expenses (including legal fees and expenses) and other compensation and amounts contemplated by the Debt Financing Letters or otherwise payable to the Commitment Parties that, in the case of expenses, have been invoiced at least three (3) business days prior to the Refinancing Closing Date, shall have been paid to the extent due.

3. Customary Closing Documents. Subject to the Certain Funds Provision, the Borrower and the Guarantors shall have executed and delivered to the Agent (or its counsel) (a) the Definitive Debt Documents that contain the terms set forth in the Term Sheet and is otherwise in form and substance consistent with the Commitment Letter and (b) the following deliverables: (i) customary legal opinions, (ii) customary closing certificates, (iii) customary officer certificates regarding evidence of authority with respect to the Borrower and Guarantors, charter documents and good standing (excluding such deliverables with respect to any non-U.S. entities, as applicable) and (iv) a solvency certificate from the chief financial officer or other officer of equivalent duties of the Borrower substantially in the form attached as Exhibit B to the Existing Credit Agreement.

4. KYC. So long as reasonably requested in writing to the Borrower at least ten (10) Business Days prior to the Refinancing Closing Date, the Agent and the Lenders shall have received, at least two (2) Business Days prior to the Refinancing Closing Date (or such shorter period as the Agent may agree) (i) all documentation and other information relating to the Borrower and the other Guarantors (after giving effect to the Transactions) reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and (ii) solely to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to the Borrower, which certification shall be substantially similar to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

5. Financial Statements. The Commitment Parties and the Agent shall have received (a) audited consolidated balance sheets of each of Holdings and the Target as of the fiscal years ended December 31, 2021 (in respect of Holdings), December 31, 2022 and December 31, 2023 and any fiscal years ended at least 90 days before the Refinancing Closing Date and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows of each of Holdings and the Target for such fiscal years (including any fiscal year ended at least 90 days before the Refinancing Closing Date), and (b) unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows of Holdings and the Target for any subsequent financial quarter (other than, in each case, any fourth fiscal quarter of any fiscal year) ended after the date of the most recent financial statements delivered pursuant to clause (a) above and at least 45 days before the Refinancing Closing Date (and the corresponding period of the prior fiscal year). Jefferies and the Agent acknowledge the receipt of the audited consolidated balance sheet of Holdings and the Target as of the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023 as described in clause (a) above.

Exhibit C-4

6. Refinancing Marketing Period. With respect to the Senior Refinancing Debt Securities, (a) you shall have retained one or more investment banks (the “Refinancing Investment Banks”) to act as “initial purchasers” in a “Rule 144A-for-life offering” of Senior Refinancing Debt Securities, (b) you shall deliver to the Refinancing Investment Banks an offering memorandum (the “Refinancing Offering Memorandum”) suitable for use in a customary roadshow for high yield debt securities sold pursuant to Rule 144A, which Refinancing Offering Memorandum shall include or incorporate by reference (i) the Historical Financials and (ii) pro forma financial statements of Holdings and its subsidiaries of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act to be prepared in a manner consistent with Regulation S-X (and in the case of pro forma financial statements for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period presented, as if Regulation S-X was applicable to such financial statements), subject to the following sentence, and in each case form and substance necessary for the Refinancing Investment Banks to receive customary comfort letters (including customary “negative assurance” comfort and taking into account any limitations on such negative assurance after the end of the fiscal year) from Holdings’ and the Target’s independent accountants consistent with customary high yield debt securities transactions under Rule 144A (drafts of which comfort letters shall have been delivered to the Refinancing Investment Banks prior to commencement of the Refinancing Marketing Period (as defined below) and which comfort letters such accountants shall have indicated that they are prepared to deliver upon completion of customary procedures upon the pricing and closing of such offering of Senior Refinancing Debt Securities) (together with the Refinancing Offering Memorandum, the “Refinancing Required Bond Information”), provided however that the Target shall not be required to recast or restate any financial statements for discontinued operations and (c) you shall have provided the Refinancing Investment Banks with a period (the “Refinancing Marketing Period”) of at least 10 consecutive Business Days following receipt by the Refinancing Investment Banks of the Refinancing Required Bond Information to seek to place the Senior Refinancing Debt Securities with qualified purchasers thereof; provided that the Refinancing Marketing Period (i) shall exclude (A) the date hereof through January 5, 2025 and (B) January 20, 2025, February 17, 2025, May 26, 2025, June 19, 2025, July 3 through July 4, 2024, August 15 through September 1, 2025, November 27 through November 30, 2025, December 15 through January 4, 2026, January 19, 2026, February 16, 2026, May 25, 2026, June 19, 2026, and July 3, 2026 (each, a “Refinancing Black-Out Date”) and (ii) shall be completed prior to August 17, 2026; it being understood and agreed that any Refinancing Black-Out Date after the commencement of the Refinancing Marketing Period shall be disregarded for purposes of calculating the 10 consecutive Business Days constituting the Refinancing Marketing Period. For the avoidance of doubt, the Refinancing Offering Memorandum will not be required to include the Rule 144A Offering Exceptions.

The defined term “Business Day”, as used in paragraphs 4 and 6 above, shall have the meaning assigned to such term in the Acquisition Agreement.

Exhibit C-5